Exhibit 99.1

PRESS RELEASE

FNF Expects to Exceed Third Quarter 2003 First Call Consensus of $1.73

Jacksonville, Fla. — (October 17, 2003) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today reported that it expects to exceed the current First Call third quarter 2003 consensus estimate of $1.73 per diluted share. FNF will report complete third quarter 2003 earnings on Thursday, October 23, 2003. Those results will include a large realized investment gain and several significant expense items.

     On September 30, 2003, FNF completed the acquisition of all of the outstanding stock of Fidelity National Information Solutions (FNIS) that it did not already own. This allows the company to more fully capitalize on the significant technology resources of Fidelity Information Services (FIS) and provide more cohesive technology solutions to customers by combining all resources at an integrated FNF. FNF’s data center activities have historically been managed by FNIS as part of an overall FNF technology solution. FIS, however, has extensive outsourcing expertise and the FNIS acquisition gave FNF the flexibility to reexamine the management of its data centers. FNF has been successful in leveraging FIS’ expertise in data center management and migrating all of its data center activities from FNIS to the existing FIS platforms.

     As a result of these decisions, FNF will incur approximately $37 million in pre-tax costs in the third quarter 2003 financial results. This includes approximately $11 million in specific pre-tax FNIS merger and integration costs, such as the write-off of some intangible assets and software, legal and professional fees related to the merger and the acceleration of the amortization of the origination fee on FNIS’ former external bank credit facility. It also includes the pre-tax expense of approximately $26 million in hardware, leasehold improvement and contract costs associated with that decision to transfer all data center operations and projects from FNIS to FIS.

     FNF relocated its corporate headquarters to Jacksonville, Florida during the third quarter of 2003. There will be approximately $13 million in pre-tax costs related to this relocation effort included in the third quarter 2003 results. The company expects to recoup these costs through various tax incentives provided as a result of the relocation.

     FNF also expects to incur a $3 million cost from the write-off of obsolete software that was replaced with software obtained in an acquisition.

     The third quarter 2003 financial results will also include a $52 million pre-tax realized investment gain from the sale of InterActiveCorp stock that FNF acquired as a result of InterActiveCorp’s acquisition of LendingTree, Inc.

     The net financial statement impact of the realized investment gain and the expense items on the third quarter 2003 results is expected to be a net pre-tax expense of $1.0 million, with less than a one-half cent after-tax effect on diluted EPS for the third quarter of 2003.

     Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 48 of the top 50 U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. More than 34 percent of the total dollar volume of all outstanding consumer loans in the country is processed on Fidelity Information Services software applications. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com